Filed pursuant to Rule 433

Registration No. 333-141110

April 21, 2009

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP Provides 2009 First Quarter Production Update,

Reiterates 2009 Full Year Operating and Financial Guidance

And Provides Updates on Exploration Activity

Houston, Texas, April 21, 2009—Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) expects first quarter 2009 production sales volumes to be just above the mid-point of the annual production sales volume guidance range of 78 to 82 thousand barrels of oil equivalent per day. Additionally, PXP reiterates its 2009 full year operating and financial guidance issued February 25, 2009.

The Company does not expect ceiling test or goodwill impairments in the first quarter, and plans to release 2009 first quarter operating and financial results on May 7, 2009.

Exploration Updates

The White Shark exploration prospect, operated by PXP and located in the Phu Khanh Basin Block 124 offshore Vietnam, is currently drilling below 7,100 feet towards a proposed total depth of approximately 7,380 feet. Initial log results indicate approximately 70 net feet of pay in two oil bearing sections. Final drilling results are expected by the end of the second quarter. PXP holds a 100% working interest.

The Ammazzo exploration prospect, operated by McMoRan and located on South Marsh Island Block 251, is currently drilling below 21,600 feet towards a proposed total depth of 24,500 feet. PXP holds a 28.1% working interest.

The Ocean Monarch semi-submersible drilling rig is on location and initial operations are underway for further drilling at the Friesian #2 discovery well in the Gulf of Mexico. As previously announced, PXP, as operator, and its partner decided to deepen the Friesian #2 discovery well an additional 3,500 feet to 32,500 feet true vertical depth to test the prolific main field equivalent sands such as the M15, M18, M21A and M21B at Tahiti. Existing data show

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strong correlation, both geologic and pressure, from the initial Miocene field pay sands at Tahiti to the drilled portion of our Friesian #2 well.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

* reserve and production estimates,

* oil and gas prices,

* the impact of derivative positions,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* capital and credit market conditions,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for the year ended December 31, 2008, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

Contact:

Investors:	Media:
Hance Myers, 713-579-6291	Scott Winters, 713-579-6190
hmyers@pxp.com	swinters@pxp.com

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the Company, either underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847 or J.P. Morgan Securities Inc. collect at (718) 242-8002.

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